Exhibit 10.1

Exhibit A From: Navios Maritime Holdings Inc. 7 Avenue de Grande Bretagne, Office 11B2 Monte Carlo, MC 98000 Monaco To: Navios South American Logistics Inc. Trust Company Complex Ajeltake Road , Ajeltake Island Majuro, Marshall Islands, MH96960 Re. Letter Agreement Dear Sirs, 24 April, 2020 Loan agreement dated 25 Apri12019 (the “Loan Agreement”) in respect of a loan of USD 70,000,000 made between (1) Navios Maritime Holdings Inc. as Borrower, (2) Navios South American Logistics Inc. as Lenders We refer to the Loan Agreement. Words and expressions defmed in the Loan Agreement will have the same meaning when used in this letter. Pursuant to clause 3 of the Loan Agreement, as amended on December 02, 2019, the Parties have agreed that the first interest payment due and payable on April 26, 2020, shall be paid as follows: USD 3,175,313.01 (United States Dollars Three Million, One Hundred Seventy Five Thousand, Three Hundred Thirteen, and One cent) on June 26, 2020. USD 3,180,817.04 (United States Dollars Three Million, One Hundred Eighty Thousand, Eight Hundred Seventeen, and Four cents) on July 1, 2020. This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. We hereby further agree that all the provisions of the Loan Agreement and other Security Documents which have not been amended by this letter shall be and are hereby re-affirmed and remain in full force and effect. Georg ot for and on .alf of NAVIOS MARITIME HOLDINGS fNC.